As filed with the U.S. Securities and Exchange Commission on May 18, 2026

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

HEXCEL CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Delaware	94-1109521
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

Two Stamford Plaza
281 Tresser Boulevard
Stamford, Connecticut 06901
(Address of Principal Executive Offices) (Zip Code)

Hexcel Corporation Long-Term Incentive Plan
(Full Title of the Plan)

Gail E. Lehman
Executive Vice President, Chief Legal and Sustainability Officer, and Secretary
Hexcel Corporation
Two Stamford Plaza
281 Tresser Boulevard
Stamford, Connecticut 06901
(203) 969-0666
(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to participants, as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement on Form S-8 (“Registration Statement”) or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, will constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have previously been filed by Hexcel Corporation (the “Registrant”) with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:

•
the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the Commission on February 11, 2026 (including the information incorporated by reference therein from the Registrant’s Definitive Proxy Statement on Schedule 14A, filed with the Commission on April 1, 2026);

•	the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2026, filed with the Commission on April 22, 2026;

•
the Registrant’s Current Reports on Form 8-K filed with the Commission on January 28, 2026, March 4, 2026, March 13, 2026, April 1, 2026, April 22, 2026, April 30, 2026, and May 15, 2026 (excluding any information furnished in such reports under Item 2.02, Item 7.01 or Item 9.01); and

•
the description of the Registrant’s common stock set forth in Exhibit 4.6 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2023, together with any amendment or report filed with the Commission for the purpose of updating such description.

All documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than those furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K or other information “furnished” to the Commission) subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold will be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

The legality of the shares of common stock that may be issued under the Hexcel Corporation Long-Term Incentive Plan (the “Plan”) will be passed upon for the Registrant by Gail E. Lehman, Executive Vice President, Chief Legal and Sustainability Officer, and Secretary of the Registrant. Ms. Lehman, who is eligible to participate in the Plan, owns or has the right to acquire an aggregate of less than one percent (1%) of the outstanding common stock of the Registrant.

Item 6.	Indemnification of Directors and Officers.

Set forth below is a description of certain provisions of the Delaware General Corporation Law (the “DGCL”) and the Restated Certificate of Incorporation of the Registrant (as amended, the “Certificate of Incorporation”), as such provisions relate to the indemnification of the directors and officers of the Registrant. This description is intended only as a summary and is qualified in its entirety by reference to the applicable provisions of the DGCL, the Certificate of Incorporation of the Registrant, the Amended and Restated Bylaws of the Registrant (the “Bylaws”) and the indemnification agreements entered into by the Registrant and its directors and executive officers.

Section 145 of the DGCL provides that a Delaware corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation in such capacity in another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. In the case of an action or suit brought by or in the right of the corporation, indemnification of any director, officer, employee or agent of the corporation (or person serving at the request of the corporation in such capacity in another enterprise) against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit is permitted if such person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation; however, no indemnification is permitted in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the Delaware Court of Chancery, or the court in which such action or suit was brought, shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

The Registrant’s Certificate of Incorporation provides that the Registrant shall, to the fullest extent authorized or permitted by the DGCL, (i) indemnify its directors and officers from and against any and all expenses (including attorneys’ fees), liabilities and other matters and (ii) advance expenses (including attorneys’ fees) incurred by any and all of its directors and officers in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative; provided, however, that, except for proceedings to enforce rights to indemnification, the Registrant shall not be obligated to indemnify any director or officer in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized by the Board of Directors of the Registrant. The Registrant has entered into indemnification agreements with its executive officers and directors which would require it, among other things, to indemnify them against certain liabilities which may arise by reason of their status or service as a director or officer and to advance to them expenses, subject to reimbursement to the Registrant if it is determined that they are not entitled to indemnification.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director or officer of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except for liability (i) for any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions or (iv) for any transaction from which the director or officer derived an improper personal benefit. The Registrant’s Certificate of Incorporation eliminates the personal liability of a director to the fullest extent authorized or permitted by the DGCL.

Under the DGCL, a Delaware corporation has the power to purchase and maintain insurance on behalf of any person who is or was director, officer, employee or agent of the corporation or is or was serving in such capacity at the request of the corporation for another enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under the Section 145 of the DGCL. The Registrant maintains, at its expense, an insurance policy that insures the directors and officers of the Registrant, subject to certain exclusions and deductions, against certain liabilities that they may incur in their capacity as such.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description
4.1	Restated Certificate of Incorporation of Hexcel Corporation (incorporated herein by reference to Exhibit 1 to the Registrant’s Registration Statement on Form 8-A dated July 9, 1996).

4.2
Certificate of Amendment of the Restated Certificate of Incorporation of Hexcel Corporation (incorporated herein by reference to Exhibit 3.2 to the Registrant’s Annual Report on Form 10-K/A for the fiscal year ended December 31, 2002, filed on March 31, 2003).

4.3	Amended and Restated Bylaws of Hexcel Corporation (as of September 12, 2023) (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K dated September 15, 2023).

5.1	Opinion of Gail E. Lehman, Executive Vice President, Chief Legal and Sustainability Officer, and Secretary of Hexcel Corporation, as to the legality of the Common Stock being registered.*

23.1	Consent of Ernst & Young LLP.*

23.2	Consent of Gail E. Lehman (included in Exhibit 5.1).*

24.1	Power of Attorney (included on the signature page of this Registration Statement).*

99.1	Hexcel Corporation Long-Term Incentive Plan (incorporated herein by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K dated May 15, 2026).

99.2	Form of Restricted Stock Unit Agreement for Non-Employee Directors (2026 Annual Grant) (Long-Term Incentive Plan).*

99.3	Form of Restricted Stock Unit Agreement for Non-Employee Directors (2026 Deferred Annual Grant) (Long-Term Incentive Plan).*

99.4	Form of Restricted Stock Unit Agreement for Non-Employee Directors (2026 Retainer Grant) (Long-Term Incentive Plan).*

99.5	Form of Restricted Stock Unit Agreement for Non-Employee Directors (2026 Deferred Retainer Grant) (Long-Term Incentive Plan).*

107	Calculation of Filing Fee Table.*

* Filed herewith.

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stamford, State of Connecticut, on May 18, 2026.

HEXCEL CORPORATION

By:	/s/ James Coogan
James Coogan
Executive Vice President and Chief Financial Officer

Each person whose signature appears below constitutes and appoints Thomas C. Gentile III, James Coogan, and Gail E. Lehman, and each of them singly, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them singly, for him or her and in his or her name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8 of Hexcel Corporation, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to the attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in or about the premises, as full to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that the attorneys-in-fact and agents or any of each of them or their substitute may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Thomas C. Gentile III	Chairman of the Board of Directors, Chief Executive Officer and President (Principal Executive Officer)	May 18, 2026
Thomas C. Gentile III

/s/ James Coogan	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	May 18, 2026
James Coogan

/s/ Amy S. Evans	Senior Vice President, Chief Accounting Officer (Principal Accounting Officer)	May 18, 2026
Amy S. Evans

/s/ James J. Cannon	Director	May 18, 2026
James J. Cannon

/s/ Cynthia M. Egnotovich	Director	May 18, 2026
Cynthia M. Egnotovich

/s/ Guy C. Hachey	Director	May 18, 2026
Guy C. Hachey

/s/ Patricia A. Hubbard	Director	May 18, 2026
Patricia A. Hubbard

/s/ Neal J. Keating	Director	May 18, 2026
Neal J. Keating

/s/ David H. Li	Director	May 18, 2026
David H. Li

/s/ Nick L. Stanage	Director	May 18, 2026
Nick L. Stanage

/s/ Catherine A. Suever	Director	May 18, 2026
Catherine A. Suever